Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form S-8 of Micron Technology, Inc. of our report dated November 3, 2005, except as to the “Segment Information” footnote, as to which the date is February 9, 2006, relating to the financial statements, financial statement schedule, management’s assessment of the effectiveness of internal control over financial reporting and the effectiveness of internal control over financial reporting, which appears in Micron Technology, Inc.’s Current Report on Form 8-K filed on February 10, 2006.

/s/ PricewaterhouseCoopers LLP

San Jose, California

June 27, 2006